Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Doni Fordyce

L-1 Identity Solutions

203-504-1109

dfordyce@L1ID.com

L-1 Identity Solutions Reports First Quarter 2008 Financial Results

First Quarter Revenues Increased by 66 Percent; First Quarter Adjusted EBITDA Increased 121 Percent

STAMFORD, CT. — May 7, 2008 — L-1 Identity Solutions, Inc., (NYSE:ID), a leading provider of identity solutions and services, today announced financial results for the first quarter ended March 31, 2008.

Revenue for the first quarter of 2008 was $116.0 million compared to $70.0 million in the first quarter of 2007, an increase of $46.0 million or 66 percent. Organic growth in the quarter, on a pro forma basis, increased 20 percent compared to the first quarter of 2007 and reflects strong demand for passport and credentialing solutions, continued growth from intelligence service business and increases from enrollment and background screening services.

Gross margin for the first quarter 2008 was approximately 27 percent compared to 25 percent in the first quarter of 2007. L-1 expects that gross margin will increase in future quarters as a higher proportion of sales of higher margin products and solutions are realized. L-1 anticipates gross margin will be approximately 32 percent for the year compared to 31 percent in the prior year.

Adjusted EBITDA for the first quarter of 2008 grew to $12.6 million from $5.7 million for the same period in the prior year, an increase of $6.9 million, or 121 percent, reflecting the impact of organic sales growth, acquisitions and operating leverage. First quarter of 2008 operating expenses as a percentage of revenue declined to 26 percent compared to 33 percent in the first quarter of 2007 due to improved operating leverage and efficiencies.

The Company reported a first quarter net loss of $1.9 million, or ($0.03) per diluted share compared to a net loss of $8.8 million, or ($0.12) per diluted share in the first quarter of 2007 based on weighted average diluted shares outstanding of 72.2 million in the first quarter of 2008 compared to 72.5 million in the prior year period.

“L-1 is off to a strong start in 2008 with a broadly diversified book of business generating new contract awards and revenue opportunities across multiple divisions worldwide,” said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. “Our secure credentialing business was a strong contributor to the quarter, both in the U.S. and internationally, followed closely by revenues from our intelligence and fingerprinting services businesses. Looking ahead, our pipeline remains strong and the second half of the year should bring continued steady momentum. Our expected closing of the Digimarc acquisition in the later half of the year will add greater value to our offerings for the issuance of government credentials including domestic driver's licenses, passports and international identification documents.”

Backlog at March 31, 2008 increased to $750.0 million from $715.0 million as of December 31, 2007.

First Quarter Highlights

L-1 continues to grow significantly both organically and through strategic acquisitions as it builds and broadens its solutions and services in order to meet the growing global demand of identity protection and verification.

During the quarter the Company announced the prospective acquisition of the ID Systems business from Digimarc which is expected to close in the second half of 2008, subject to customary regulatory approvals and other closing conditions. This will strengthen L-1’s ability to meet the technology demands of domestic and international credentialing programs. The acquisition of Bioscrypt, closed in March, added enterprise physical and logical access control to L-1’s identity management offerings.

Other highlights include the following:

•	Awarded the U.S. Passport Card Program by the Department of State, with an estimated contract value in excess of $100.0 million over five years.
•	Received $6.3 million in purchase orders from the Department of State for U.S. Passport Printers.
•	Settled litigation over iris recognition licensing and intellectual property rights with LG Electronics.
•

Awarded a five year, $50.0 million Blanket Purchase Agreement (BPA) supporting the Project Management Office Defense Travel System (PMO-DTS) within the Department of Defense's (DOD) Business Transformation Agency (BTA).

•	Awarded a $3.7 million contract to modernize Panama’s National and Voter Registration ID System.
•

Received approximately $24.0 million in fingerprinting contracts over the next three to six years with the California Department of Social Services for fingerprinting daycare workers and with the Washington State Department of Social and Health Services for fingerprinting civil applicants.

•	Unveiled Touchprint Enhanced Definition 4800 Live Scan Device capable of capturing forensic quality ten print and palm images on a single pattern.
•

Notified that Connecticut DMV intends to exercise its four year extension option and a technology refresh that will extend L-1’s current contract to December 31, 2012 for a total additional value of approximately $9.0 million.

•	Awarded over $2.5 million in contracts for Portable Iris Enrollment and Recognition devices (PIER).

Forward Looking Financial Expectations

The Company expects revenue for the second quarter ending June 30, 2008 of between $135.0 million and $145.0 million, with Adjusted EBITDA of $20.0 million to $22.0 million and EPS in the range of $0.03 to $0.05.

The Company expects revenue for the full year ending December 31, 2008 of approximately $555.0 million - $575.0 million, Adjusted EBITDA of $80.0 million to $85.0 million and unlevered free cash flow of $60.0 million - $65.0 million.

Following the close of the Digimarc transaction, on a pro forma basis, assuming the transaction closed at the start of the 2008 calendar year, the Company expects revenues of approximately $670.0 million, adjusted EBITDA of $110.0 million including expected operational efficiencies, unlevered free cash flow of $75.0 million and a backlog of $1.0 billion. In addition, L-1 expects to recognize synergies and additional operating efficiencies once the businesses are combined.

Conference Call Information

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 4:00 p.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at www.L1ID.com. To listen to the conference call, please dial 888-694-4641 using the passcode 42207743. For callers outside the U.S., please dial 973-582-2734 with the passcode 42207743. A recording of the conference call will be available starting one hour after the completion of the call. To access the replay, please dial 800-642-1687 and use passcode 42207743. To access the replay from outside the U.S., dial 706-645-9291 and use passcode 42207743.

Pro Forma Information

Pro Forma information presented in this press release reflects results after giving effect to the acquisitions consummated after January 1, 2007 as if they had occurred on January 1, 2007.

Organic Growth

Organic growth represents the increase in revenues in the current period, expressed as a percentage, for businesses included for the entire period in the current year over the revenues in the corresponding period in the previous year, assuming the same businesses had been acquired at the beginning of the prior year period.

Adjusted EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company’s operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the enclosed schedule.

Unlevered Free Cash Flow

Unlevered Free Cash Flow represents cash flow from operating activities, plus interest expense less capital expenditures L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, meeting its debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

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Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for the Company’s products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Form 10-K for the year ended December 31, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

Exhibit I

L-1 Identity Solutions, Inc.

Reconciliation of Adjusted EDITDA to Net Income (Loss) in thousands

          (Unaudited)

Historical Periods	Quarter Ending March 31, 2008	Quarter Ending March 31, 2007
Net Income (Loss)	$(1,885)	$(8,831)
Interest (Income)	(71)	(67)
Interest Expense	3,332	1,771
Depreciation	2,947	717
Amortization	6,726	8,343
Stock Based Compensation	3,061	2,727
Income Tax Provision (Benefit)	(1,463)	1,088

Adjusted EBITDA	$12,647	$$5,748

Prospective Periods	Quarter Ending June 30, 2008	Year Ending Dec 31, 2008
Net Income (Loss)	$2,000 - $4,000	$7,000 - $12,000

Reconciling Items:
Provision for Income Taxes	1,500	6,000
Interest, net	3,000	12,000
Stock-Based Compensation	3,500	15,000
Depreciation and Amortization	10,000	40,000

Adjusted EBITDA	$20,000 - 22,000	$80,000 – 85,000

Exhibit II

L-1 Identity Solutions, Inc.

Unlevered Free Cash Flow

(in thousands)

Year
2008

Cash Flow from Operating Activities	$61,000 - $66,000
Interest Paid	12,000
Tax Effect of Stock Options Exercised	1,000
Taxes Paid	1,000
Interest Income	---
Capital Expenditures	(15,000)

Unlevered Free Cash Flow	$60,000 - $65,000

Exhibit III

L-1 Identity Solutions, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31, 2008	March 31, 2007

Revenue	$115,996	$70,007

Cost of Revenues:
Cost of Revenues	78,741	46,177
Amortization of Acquired Intangibles	5,901	6,474
Total Cost of Revenues	84,642	52,651

Gross Profit	31,354	17,356

Operating Expenses:
Sales and Marketing	7,485	5,461
Research and Development	5,333	4,661
General and Administrative	16,789	12,817
Amortization of Acquired Intangibles	826	431

Total Operating Expenses	30,433	23,370

Operating income (loss):	921	(6,014)
Interest income	71	67
Interest expense	(3,332)	(1,771)
Other Income (expense)	(1,008)	(25)

Loss Before Taxes	(3,348)	(7,743)
Benefit (Provision) for Income Taxes	1,463	(1,088)

Net Income (Loss)	$(1,885)	$(8,831)

Net Income (Loss) Per Share
Basic and Diluted	$(0.03)	$(0.12)

Weighted Average Shares Outstanding
Basic and Diluted	72,171	72,540

Exhibit IV

L-1 Identity Solutions, Inc.

Condensed Consolidated Balance Sheets (in thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$8,515	$8,203
Accounts receivable, net	86,815	90,210
Inventory	28,935	21,534
Deferred tax asset	13,253	13,253
Other current assets	6,801	3,890
Total Current Assets	144,319	137,090
Net property and equipment	24,553	23,451
Goodwill	1,084,871	1,054,270
Intangible assets, net	191,139	184,237
Deferred tax asset	38,756	37,293
Other assets, net	10,508	9,304
Total Assets	$1,494,146	$1,445,645

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable and accrued expenses	$81,408	$$81,549
Current deferred revenue	15,264	12,279
Other current liabilities	2,286	2,393
Total Current Liabilities	98,958	96,221
Deferred revenue	6,510	4,671
Long-term debt	269,000	259,000
Other long-term liabilities	1,580	1,036
Total Liabilities	376,048	360,928

Shareholders’ Equity:
Common stock	78	76
Additional paid-in capital	1,257,972	1,217,840
Prepaid forward contract	(69,808)	(69,808)
Treasury stock	(6,161)	—
Accumulated deficit	(71,683)	(69,798)
Accumulated other comprehensive income	7,700	6,407
Total Shareholders’ Equity	1,118,098	1,084,717

Total Liabilities and Shareholders’ Equity	$1,494,146	$$1,445,645